Exhibit 10.1

SPONSOR AGREEMENT

THIS SPONSOR AGREEMENT (the “Agreement”) is dated as of and is effective as of January 5, 2018 between Metaurus Advisors LLC, a Delaware limited liability company (“Sponsor”) and Metaurus Equity Component Trust, a statutory trust organized under the laws of Delaware (the “Trust”), both for itself and on behalf of each of its currently operating series (each, a “Fund” and collectively, the “Funds”).

1.	The Trust and the Funds. The Trust and each of the Funds may be deemed commodity pools for purposes of the Commodity Exchange Act, as amended (the “Commodity Exchange Act”) and the applicable regulations of the Commodity Futures Trading Commission (the “CFTC”). The Sponsor shall serve as the sponsor and commodity pool operator of each Fund pursuant to an amended and restated declaration of Trust between the Sponsor and Wilmington Trust, N.A., a national banking association (the “Trust Agreement”).

2.	Appointment. The Trust hereby appoints Sponsor as commodity trading advisor for the Funds, with full power to supervise and direct the investment of the assets of the Funds as set forth herein. Sponsor hereby accepts such appointment and agrees to render services on the terms and conditions set forth in this Agreement.

3.	Investment Direction. Sponsor will manage the investment of the Funds’ assets in accordance with the Funds’ investment objectives and investment strategies outlined in the Funds’ prospectus and registration statement on Form S-1 (the “Registration Statement”).

4.	Reporting; Record Keeping. Sponsor agrees that, upon the Trust’s reasonable request with respect to the Fund’s investments, it will (a) cooperate with the Trust to obtain information from third-parties to the best of its ability using commercially reasonable efforts, and (b) provide the Trust with information in its possession. Sponsor shall make or cause to be made, and shall maintain or cause to be maintained, all records as are required to be made or maintained by it in its capacity as commodity pool operator and commodity trading advisor of the Funds.

5.	Other Accounts. The Trust understands and acknowledges that Sponsor may perform commodity trading advisory services for various persons other than the Funds. The Trust acknowledges that Sponsor may give advice and take action concerning other investing pools that may be the same as, similar to or different from the advice given, or the timing and nature of action taken, concerning the Funds. Except to the extent necessary to perform Sponsor’s obligations under this Agreement, nothing herein shall be deemed to limit or restrict the right of Sponsor, or any control person or affiliate of Sponsor or any employee or agent of Sponsor to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, firm, individual or association.

6.	Fees and Expenses. The Trust, on behalf of each Fund, shall pay the Sponsor fees for its services hereunder and reimburse expenses of Sponsor as determined by Sponsor and the Trust, on behalf of each Fund, from time to time, all as set forth in the Registration Statement publicly available on the EDGAR system (“EDGAR filings”) of the Securities and Exchange Commission (“SEC”). The Sponsor and the Trust, on behalf of each Fund, agree that material changes to the fee payment and expense reimbursement structure shall not become effective prior to 30 days after such changes are described in one or more EDGAR filings. The Sponsor and the Trust, on behalf of each Fund, agree that the Sponsor may advance cash to a Fund to pay for the registration of such Fund’s shares with the SEC, contingent on the reimbursement of such cash, without the payment of interest, pursuant to terms agreed and acknowledged by the Trust, on behalf of such Fund set forth in Schedule A attached hereto, which, if updated, will be filed publicly thereafter as an Exhibit to the Registration Statement or reports filed by it with the SEC.

7.	Representations; Indemnification. The Trust represents and warrants that: (a) it has been duly organized and is validly existing under the law of the state of its organization, (b) it is duly authorized to execute, deliver and perform this Agreement and has taken all action necessary to authorize its execution, delivery and performance, including the obtaining of any necessary governmental consents, (c) the execution, delivery and performance of this Agreement does not and will not conflict with or violate any provision of law, rule, regulation, governing document of the Trust, contract, deed of trust, or other instrument to which the Trust is a party or to which any of the Trust or the Funds’ property is subject, (d) this Agreement is a valid and binding obligation enforceable against the Trust in accordance with its terms (subject to applicable insolvency or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application), (e) each Fund will be comprised of assets that are owned by each such Fund as principal, and will not be subject to any lien, security interest or other similar encumbrance (other than in favor of the Clearing FCM or the CME clearinghouse) and (f) neither the Trust nor any Fund is an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”), and neither is required to register as such thereunder. The Trust shall hold Sponsor harmless from any liabilities, damages or expenses, including attorney’s fees, incurred by Sponsor for any actions taken by Sponsor acting in reasonable reliance upon such representations.

8.	CFTC Registration. Sponsor represents and warrants that it (i) is registered with the CFTC as a commodity pool operator; (ii) is exempt from registration with the CFTC as a commodity trading advisor pursuant to CFTC Rule 4.14(a)(4); and (iii) is not registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and is not required to register thereunder.

9.	Liability. Sponsor will be liable for losses to the Funds that are the direct result of Sponsor’s bad faith, gross negligence, willful or reckless misconduct or breach of the express terms of this Agreement. Except as set forth in the foregoing sentence, neither Sponsor nor its officers, employees or agents shall be liable hereunder for any act or omission or for any error of judgment in managing the Funds. Sponsor shall not be responsible for any special, indirect or consequential damages, or any loss incurred by reason of any act or omission, by the Funds or any broker, dealer, futures commission merchant or custodian used hereunder or any authorized representative of the foregoing. Notwithstanding the foregoing, nothing herein shall in any way constitute a waiver or limitation of any rights that the Trust or the Funds may have under the federal securities laws or other applicable law.

10.	Tax Filings. Except as described in EDGAR filings, Sponsor will not be responsible for making any tax credit or similar claim or any legal filing on the Trust’s or Funds’ behalf.

11.	Governing Law/Disputes. This Agreement is entered into in accordance with and shall be governed by the laws of the State of Delaware; provided, however, that in the event that any law of the State of Delaware shall require that the laws of another state or jurisdiction be applied in any proceeding, such Delaware law shall be superseded by this paragraph, and the remaining laws of the State of Delaware shall nonetheless be applied in such proceeding. Each party agrees that in the event that any dispute arising from or relating to this Agreement becomes subject to any judicial proceeding, such party waives any right it may otherwise have to (a) seek punitive damages, or (b) request a jury trial.

12.	Termination. This Agreement may be terminated at any time by either party upon 30 days’ prior written notice to the other party. Any obligation or liability of either party resulting from actions or inactions occurring prior to termination shall not be affected by termination of this Agreement.

13.	Assignment. Neither party shall assign this Agreement without the written consent of the other party.

14.	License to Use Marks. The Trust has been granted, pursuant to separate agreement, a no-fee license to use all service marks or trademarks which the Sponsor or its affiliates have or may register for use in connection with financial services. Such license may be terminated by the Sponsor in accordance with the terms of such separate agreement.

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15.	Notices. All notices and other communications under this Agreement shall be in writing and shall be addressed to the parties at their respective addresses.

Sponsor shall comply with, and be entitled to act on, any instructions reasonably believed to be from an authorized representative of the Trust. Sponsor and its employees and agents shall be fully protected from all liability in acting upon such instructions, without being required to determine the authenticity of the authorization or authority of the persons providing such instructions.

16.	Severability. In the event any provision of this Agreement is adjudicated to be void, illegal, invalid or unenforceable, the remaining terms and provisions of this Agreement shall not be affected thereby, and each of such remaining terms and provisions shall be valid and enforceable to the fullest extent permitted by law, unless a party demonstrates by a preponderance of the evidence that the invalidated provision was an essential economic term of this Agreement.

17.	Integration; Amendment. This Agreement together with any other written agreements between the parties entered into concurrently with this Agreement contain the entire agreement between the parties with respect to the transactions contemplated hereby and supersede all previous oral or written negotiations, commitments and understandings related thereto. Notwithstanding the foregoing, to the extent this Agreement conflicts with the Trust Agreement, the provisions of the Trust Agreement shall control. This Agreement may not be amended or modified in any respect, nor may any provision be waived, without the written agreement of both parties. No waiver by one party of any obligation of the other hereunder shall be considered a waiver of any other obligation of such party.

18.	Further Assurances. Each party hereto shall execute and deliver such other documents or agreements as may be necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

19.	Headings. The headings of paragraphs herein are included solely for convenience and shall have no effect on the meaning of this Agreement.

20.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to be one and the same instrument.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

METAURUS EQUITY COMPONENT TRUST By: Metaurus Advisors LLC, in its capacity as Sponsor of the Trust

/s/ Jamie Greenwald
Jamie Greenwald
Co-Chief Executive Officer

METAURUS ADVISORS LLC

/s/ Richard P. Sandulli
Richard P. Sandulli
Co-Chief Executive Officer

Signature Page to Sponsor Agreement

Schedule A

Registration Fee Reimbursement Schedule: U.S. Equity Cumulative Dividends Fund – Series 2027

(the “Dividend Fund”) and U.S. Equity Ex-Dividend Fund – Series 2027 (the “Ex-Dividend Fund”)

Effective Date of Schedule A: December 28, 2017

Amount Advanced by the Sponsor on December 29, 2017: (i) $124,500 to the Dividend Fund (“Dividend Fund Amount”) and (ii) $124,500 to the Ex-Dividend Fund (“Ex-Dividend Fund Amount”). The Dividend Fund Amount will be reduced on a dollar for dollar basis for any payments made by the Dividend Fund to the Sponsor. The Ex-Dividend Fund Amount will be reduced on a dollar for dollar basis for any payments made by the Ex-Dividend Fund to the Sponsor.

Terms: 10 years, subject to early prepayment requirements as further described herein.

Repayment Schedule – Dividend Fund Amount:

1/10 of remaining unpaid balance is due on December 15, 2018

1/9 of remaining unpaid balance is due on December 15, 2019

1/8 of remaining unpaid balance is due on December 15, 2020

1/7 of remaining unpaid balance is due on December 15, 2021

1/6 of remaining unpaid balance is due on December 15, 2022

1/5 of remaining unpaid balance is due on December 15, 2023

1/4 of remaining unpaid balance is due on December 15, 2024

1/3 of remaining unpaid balance is due on December 15, 2025

1/2 of remaining unpaid balance is due on December 15, 2026

Any and all then remaining unpaid balance is due on December 15, 2027

Repayment Schedule – Ex-Dividend Fund Amount:

1/10 of remaining unpaid balance is due on December 15, 2018

1/9 of remaining unpaid balance is due on December 15, 2019

1/8 of remaining unpaid balance is due on December 15, 2020

1/7 of remaining unpaid balance is due on December 15, 2021

1/6 of remaining unpaid balance is due on December 15, 2022

1/5 of remaining unpaid balance is due on December 15, 2023

1/4 of remaining unpaid balance is due on December 15, 2024

1/3 of remaining unpaid balance is due on December 15, 2025

1/2 of remaining unpaid balance is due on December 15, 2026

Any and all then remaining unpaid balance is due on December 15, 2027

Interest Rate: 0%

Early Repayment Requirements:

Dividend Fund: Upon issuance of any Shares by the Dividend Fund in any calendar month, a portion of the Dividend Fund Amount shall become due and payable by the Dividend Fund within 90 days of the end of the calendar month according to the following formula:

(X / $1,000,000,000) * $124,500

Where X equals the dollar amount of Shares of the Dividend Fund newly issued in such calendar month.

Early Dividend Fund Termination: In the event that the Dividend Fund terminates prior to the repayment of the initial Dividend Fund Amount, any then remaining Dividend Fund Amount shall be forfeited by the Sponsor.

Ex-Dividend Fund: Upon issuance of any Shares by the Ex-Dividend Fund in any calendar month, a portion of the Ex-Dividend Fund Amount shall become due and payable by the Ex-Dividend Fund within 90 days of the end of the calendar month according to the following formula:

(X / $1,000,000,000) * $124,500

Where X equals the dollar amount of Shares of the Ex-Dividend Fund newly issued in such calendar month.

Early Ex-Dividend Fund Termination: In the event that the Ex-Dividend Fund terminates prior to the repayment of the initial Ex-Dividend Fund Amount, any then remaining Ex-Dividend Fund Amount shall be forfeited by the Sponsor.